                                                                      Exhibit 1

                            ASSET PURCHASE AGREEMENT


                                  By and among

Fresenius AG, Borkenberg 14, 61440 Oberursel, registered with the Commercial Register Bad Homburg HRB 2617 and represented by Frank Simon, acting according to the power of attorney dated 16. April 1997,

                                                                    - "Seller" -

                                       and

Gull GmbH, registered with the Commercial Register Koln, HRB 24160 and represented by Mike Malan as its Managing Director with full authority to represent the company alone,

                                                                 - "Purchaser" -

                                       and

Gull Laboratories Inc., a Utah corporation, represented by George Evanega, as its Chief Executive Officer and President with full authority to represent the company alone

                                                                     - "Gull" -.

                                    PREAMBLE

The Seller is engaged in the business of developing, manufacturing and marketing of diagnostic test kits and material designed to detect past and present infection with kits and materials based on established immunological assay methods (the "Business"), including indirect immunofluorescent antibody assay ("IFA"), enzyme-linked immunosorbent assay ("ELISA"), blood grouping reagents ("BG"), tissue typing products ("HLA"), immunodiffusion and Western Blot (collectively referred to herein as the "products") through its unincorporated Intensive Care and Diagnostic Division as reflected in its business unit diagnostics. The Seller desires to sell and the Purchaser desires to purchase all of the assets and properties held in connection with, necessary for, or material to the Business as a going concern but excluding claims and liabilities of the Business incurred prior to the Effective Date as defined in Article 9
(2).

Now, therefore, the Parties hereto agree as follows:


                                    ARTICLE 1

                              ASSETS AND PROPERTIES

(1) The Seller hereby agrees to sell to the Purchaser all fixed assets within the meaning of Sec. 266 sub-sec. 2A of the German Commercial Code [HGB] belonging to the Business as of the Closing Date as set forth in Article 9, all inventory stocks within the meaning of Sec. 266 sub-sec. 2 B I HGB belonging to the Business as of this date, and all rights belonging to the Business as of this date which form the basis of any accrued and deferred items within the meaning of Sec. 266 sub-sec. 2 C HGB. This also includes down-payments already effected.

         The Seller hereby agrees to sell to the Purchaser all books of accounting records, files, invoices, customer lists, supplier lists, designs, drawings, business records and plans, computer print-outs, plans and specifications, trade correspondence, sales or promotional literature, operating data and other books and records or parts of the above mentioned documents related exclusively to the Business, including, without limitation, those required to be kept under applicable law, and other data or information associated with, used or employed in connection with the Business. The Purchaser shall be obliged to store all sold documents as required by applicable law and shall transfer this obligation to any successor in the rights and obligation of the sold assets and properties. The Seller shall be entitled to have free access to these documents at any time during normal business hours and cost-free as far the Seller has a justified interest. This right includes the right to copy the documents and borrow the documents for an appropriate period of time if necessary.

(2) The fixed assets sold according to para. (1) above shall include, in particular, the assets listed in EXHIBIT 1 hereto existing as of the Effective Date.

         The assets listed in EXHIBIT 1 which have been alienated or in any other way withdrawn from the Company within the ordinary course of business in the period between the Effective Date and prior to the Closing Date ("Interim Period") shall not be deemed sold under this Agreement. Any assets produced, acquired or in any other way added to the Business in the period between December 31, 1996 and the Closing Date within the ordinary course of business as a substitute of or addition to the assets listed in the list of assets shall be deemed sold under this Agreement.

(3) Except as set forth in Article 14, section (1), any receivables and other assets within the meaning of Sec. 266 sub-sec. 2 B II HGB, any securities within the meaning of Sec. 266 sub-sec. 2 B III HGB as well as any checks, cash assets, credit balances with the Federal Bank, on a postal giro account and with any credit institutions within the meaning of Sec. 266 sub-sec. 2 B IV HGB which have accrued or exist as of the Closing Date shall not belong to the assets sold according to para. (1) above, even if they are part of the Business.


                                    ARTICLE 2

                     INDUSTRIAL PROPERTY RIGHTS, COPYRIGHTS

                           AND OTHER INTANGIBLE ASSETS

(1) The Seller hereby agrees to transfer to the Purchaser all product names as listed in EXHIBIT 2 hereto, including but not limited to the exclusive right to use, to sell or otherwise to exploit these product names.

         With respect to the product names listed in EXHIBIT 3 which contain the partial name of "FRE", the Seller hereby agrees to grant to the Purchaser the exclusive right to use such product names but only within those countries as listed in EXHIBIT 3 and only for a period of three years after the Effective Date. The Purchaser is not entitled to create or use new product names or other product names already in existence which contain the partial word "FRE". The right to usage in any form whatsoever of the Fresenius name or the Fresenius logo shall not be transferred or licensed in any form whatsoever under this Agreement, except as provided in Article 2 (4).

         Trademarks which contain the partial word "FRE" do not belong to the assets sold to the Purchaser.

         Seller waives its right to claim against the Purchaser's use of the listed product names which contain "FRE" as used on the Effective Date in product names listed in EXHIBIT 2 in the countries listed in EXHIBIT 3 and only for a period of 3 years. If any other third party will use product names or marks which are similar to the listed product names which contain the partial name of "FRE", both parties will agree on coordinated actions against such third parties; either Purchaser or Seller may at its own cost, and for its own recovery take independent action to protect the use of such product name or marks if the other does not do so.

(2) The parties hereto agree that the assets sold under Article 1 para. (1) hereof shall include all rights relative to the Business to inventions, technical know-how, trade secrets, procedures, formulas and other intangible objects not already covered by industrial property rights as well as any embodiments of such objects such as, for example, written descriptions, sample drawings, designs, etc..

The assets sold under Article 1 para. (1) hereof shall equally include all rights of usage and similar rights in and to the rights mentioned in the preceding sentence.

(3) The parties hereto further agree that the assets sold under Article 1 para. (1) hereof shall also include all rights relative to the Business to commercial know-how, business secrets as well as administration and distribution procedures such as any documents regarding the administrative and distribution organization, documents on and correspondence with suppliers and customers as well as other business records.

(4) As defined in this section, Purchaser shall be entitled to use the Seller's name to the extent the trademark, service mark, brand name, or corporate name of Seller is used by the Business on finished goods, advertising and promotional materials, product, training and service literature and materials or appear on inventory at the Closing. Purchaser may use such materials or sell such inventory after the Closing for a period of six (6) months but at least until December 31, 1997 without altering or modifying such materials or inventory or removing such trademarks, service marks, brand names, or trade or business names, but the Purchaser shall not thereafter use such trademarks, service marks, brand names, or trade names in any manner without the prior written consent of Seller, except as provided in Article 2. Section (1) hereof.


                                    ARTICLE 3

                  PURCHASER'S TAKEOVER OF AGREEMENTS AND OFFERS

         Seller shall assign to Purchaser, and Purchaser shall take over and assume and agree to perform all agreements and offers to enter into agreements which are listed in EXHIBIT 4 hereto and belong to the Business as of the Closing Date, i.e. the Purchaser shall take over from the Seller all rights and duties under such agreements and offers to enter into agreements by way of a takeover, with a releasing effect for the Seller. Article 6 below shall apply with respect to the approvals of third parties necessary for such takeover.

         The parties agree that they will delimit the rights and duties out of the abovementioned agreements on the Effective Date in accordance with generally accepted accounting principles according to German law.


                                    ARTICLE 4

                                   LIABILITIES

(1) Except for the liabilities and contingent liabilities listed in EXHIBIT 5 hereto and except as contemplated by Article 14, the Purchaser will not assume any other liabilities or contingent liabilities of the Seller which have accrued as of the Effective Date or which relate to the operations of the Business prior to the Effective Date. Any liabilities or contingent liabilities not listed in
EXHIBIT 5 shall remain with the Seller. The Seller shall fully hold harmless the Purchaser against any claims arising from such liabilities which remain with the Seller.

(2) Any and all liabilities pertaining to the operations of the Business after the Effective Date, including any tax liabilities, liabilities towards employees or pension and social insurance companies, trade accounts payable as well as any debts resulting from warranty claims for goods manufactured or distributed after the Effective Date, shall be assumed by the Purchaser. The Purchaser shall fully hold harmless the Seller against any and all claims arising from liabilities which have occurred after the Effective Date within the meaning of sentence 1 of this paragraph.


                                    ARTICLE 5

                      TRANSFER OF EMPLOYMENT RELATIONSHIPS

(1) The parties agree that on the Closing Date the employment relationships with the Seller which are attributable to the Business and are listed in EXHIBIT 6 hereto shall transfer to the Purchaser pursuant to Section 613 a of the German Civil Code [BGB] together with all rights and duties.

(2) Together with the employment relationships of the working employees the obligations existing for these employees as of the Closing Date under the company pension scheme as listed in EXHIBIT 7 hereto shall transfer to the Purchaser.

(3) Any obligations attributable to the Business under current benefits of the company pension scheme as listed in EXHIBIT 7 shall be transferred to the Purchaser. The Purchaser undertakes toward the Seller to hold the Seller harmless against any claims under such current benefits.

(4) The Purchaser undertakes to take over, effective as of the Closing Date, the works agreement attached hereto as EXHIBIT 8 and to ensure the rights resulting for the employees therefrom.

(5) The Purchaser further undertakes to grant to the employees taken over by it the Company's bonuses and perquisites granted to the employees so far and listed in EXHIBIT 9 hereto also after the Closing Date.

(6) The Purchaser shall be obligated to join, effective as of the Closing Date, the Chemical Industry's basic collective agreement as attached in EXHIBIT 10.

(7) It is agreed that the employees taken over by the Purchaser will still be represented by the Seller's workers' council until the employees taken over elect their own workers' council after the Closing Date.


                                    ARTICLE 6

                            APPROVAL OF THIRD PARTIES

(1) As far as the approval of any third parties, in particular, the approval of debtors of receivables, creditors of certain liabilities or contracting parties, is necessary for the transfer of the assets, the takeover of obligations, liabilities and contingent liabilities, the takeover of the agreements and offers to enter into agreements, the parties hereto will jointly endeavor to obtain any such approval.

(2) If it is impossible or improper to obtain such approval, the Parties hereto will, with respect to their internal relationship, act and allow to be treated in such a way as if the transfer of the obligations and liabilities, the takeover of the agreements or offers to enter into agreements had been validly effected on the Closing Date. In such case, the Seller will, in the external relationship, remain the owner of the asset item concerned, debtor of the respective obligation, liability or contingent liability and party to the respective agreement or offer for an agreement. In the internal relationship, however, the Seller shall hold, assume and implement the respective asset item, obligation, liability or contingent liability or the respective agreement or offer for an agreement for the account of the Purchaser.


                                    ARTICLE 7

                   TRANSFER OF OWNERSHIP, GRANT OF POSSESSION

(1)      The parties hereto agree that the ownership in the assets sold under
Article 1 hereof (including the property rights and intangible assets listed in Article 2) shall transfer to the Purchaser on the Closing Date. To the extent that on the Closing Date any third parties have any title retention rights in the sold assets or these assets are transferred to any third parties by way of security, the Seller shall transfer to the Purchaser as of the Closing Date the expectant right due to the Seller. All the liens and title retention rights other than title retention rights as customary in the ordinary course of the business (those which extinguish upon payment for the goods purchased) are listed in EXHIBIT 11.

(2) The Seller shall on the Closing Date grant to the Purchaser possession of the tangible assets sold according to Article 1 hereof. To the extent that the Purchaser is not yet granted possession of any fixed asset items as of the Closing Date, the delivery necessary for the transfer of ownership shall be replaced by the agreement that such items will be kept in custody by the Seller for the Purchaser as from the Closing Date. With respect to any assets which on the Closing Date are in possession of a third party, the delivery shall be replaced by the Seller assigning to the Purchaser its claim for return of such assets against such third party.

(3) Effective as of the Closing Date, the Purchaser will take over all obligations, liabilities and contingent liabilities assumed under Article 4 hereof, and, effective as of the Closing Date, will take over all agreements and offers to enter into agreements taken over under Article 3 hereof.

(4) The assignment of any assets, the transfer of the rights as well as the takeover of the agreements shall be subject to the condition precedent that the full purchase price according to Article 8 of this Agreement shall be paid.


                                    ARTICLE 8

                                 PURCHASE PRICE

(1) The Purchaser shall pay to the Seller on the Closing Date as full payment for the assets and properties, liabilities and agreements belonging to the Business

1,320,000 shares of the common stock of Gull with $.001 par value per share (the "Shares").

(2) The parties assume that since it constitutes a transfer of a separate part of a business, the sale of all assets of the Business will not be subject to turnover tax pursuant to Sec. 1 sub-sec. 1a of the Turnover Tax Law. If, despite this assumption, any turnover tax is to be paid, such tax shall be borne by the Purchaser.

(3) In case of a failure of payment, including a failure to transfer shares in accordance with para. (1), default interest in cash or shares as determined by the Seller at a rate of 5% above the Bundesbank's discount rate shall be paid. This shall not affect the assertion of damage claims in excess thereof.

(4) Beside the Purchaser Gull hereby assumes the joint and several liability for the payment of the Purchase Price according to the preceding paragraphs.


                                    ARTICLE 9

                                  CLOSING DATE

(1) The Parties agree that the Closing Date shall be after all conditions precedent as defined in Article 18 have been satisfied, including the obtaining of shareholder approval and all required governmental approvals, and if appropriate and whenever possible, at the end of a fiscal quarter. The Parties may at any time jointly determine another date as the Closing Date.

(2) The Effective Date as defined in this Agreement shall be December 31, 1996, 12:00 midnight.


                                   ARTICLE 10

                               SELLER'S WARRANTIES

(1) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany. The Seller is authorized or licensed to do business in each jurisdiction in which the character and location of its assets or the nature of its business makes such qualification necessary, except in those cases in which a failure to be so authorized or qualified would not have a material adverse effect on the Business. The Seller has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and has all requisite power and authority, licenses, permits and franchises to carry on the Business as it is presently being conducted.

(2) This Agreement has been duly and validly executed and delivered by the Seller. This Agreement constitutes valid and binding obligations of the Seller, each enforceable in accordance with its terms.

(3) The Seller has delivered to the Purchaser, and included as EXHIBIT 12 hereto, a true copy of:

         unaudited monthly statements of the Business' revenues from the Effective Date through March 1997.

         The monthly statements are in accordance with the books and records of the Seller, fairly present the financial results of the Business for the periods indicated and based on management accounting methods of Seller.

(4) To the best of Seller's knowledge neither the Seller, any officer, employee or agent of the Seller, or any other person acting on its behalf, has, directly or indirectly, within the last two (2) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual proposed transaction relating to the Business) (a) which subjected or might have subjected Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which, if not given in the past, might have had a material adverse effect on the Business, (c) which, if not continued in the future, might have a material adverse effect or subject Seller to suit or penalty in any private or government litigation or proceeding, or (d) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

(5) Except as set forth in EXHIBIT 13, the execution, delivery and performance of this Agreement by the Seller and consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without giving of notice and lapse of time, or both: (a) violate any provision of law, statute, rule, regulation or executive order to which the Seller, the Business or the Assets is subject; (b) violate any judgment, order, writ or decree of any court to which the Seller, the Business or the Assets is subject; or (c) result in the breach of or conflict with any material term, convenant, condition or provision or result in or permit any other party to cause the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the assets pursuant to any partnership agreement, corporate charter or bylaws, commitment, lease, mortgage, contract or other agreement or instrument to which the Seller is a party or by which any of the assets of the Business are bound or affected or from which the Business derives benefit except as set forth otherwise in this agreement.

(6) Except as set forth in EXHIBIT 14, the Seller is not a party to any contract, commitment or agreement, nor is the Seller or any of the Assets subject to, or bound by, any order, judgment, degree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent the Seller from entering into this Agreement or from consummating in all material aspects the transactions contemplated hereby.

(7) Except as set forth in EXHIBIT 15, to the best of Seller's knowledge no consent, authorization or approval of or exemption by or filing with any foreign or domestic governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by the Seller of this Agreement, the taking of any action herein contemplated.

(8) To the best of Seller's knowledge, there are no proposed laws, rules, regulations, ordinances, orders, decrees, or other proceedings which would be applicable to the business, operations, or properties of the Business which might adversely affect the properties, assets, operations or prospects of the Business, either before or after the Closing Date.

(9) Except as set forth on EXHIBIT 16, since December 31, 1996, the Seller has not: (a) to the best of Seller's knowledge suffered any material adverse change in, or the occurrence of any events, which had or might reasonably be expected to have a material adverse effect on the Business; (b) to the best of Seller's knowledge incurred damage to or destruction of any of the material assets of the Business by casualty, whether or not covered by insurance, or suffered or became subject to any pending or threatened condemnation of property of the Business; (c) incurred any material obligations or liabilities (fixed or contingent) with respect to the Business except (i) in the ordinary course of business, (ii) obligations and liabilities under the agreements mentioned in Art. 3 to the extent required thereby, and (iii) obligations and liabilities under this Agreement; (d) made any change in the nature of the Business; (e) mortgaged, pledged, assigned, hypothecated or subjected to lien or any other encumbrance any of the assets of the Business; (f) sold, transferred or leased any of the assets, except in each case in the ordinary course of business; (g) sold, assigned, transferred, or granted any rights under or with respect to any of its licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset in each case to the extent related to the Business and, in each case, other than in the ordinary course of business; (h) amended or terminated any of its contracts, relating to the Business other than in the ordinary course of business; (i) waived or released any other rights with respect to the Business having a value in excess of $10,000 in the aggregate; (j) to the best of Seller's knowledge had work performed which could give rise to liens with respect to any of the Assets which has not been paid or which payment has not been provided for; or (k) entered into any other transaction with respect to the Business not in the ordinary course of business and having a materially adverse effect on the Business.

(10) Seller is acquiring the shares for its own account and not with a view to their distribution within the meaning of section 2 (11) of the United States Securities Act of 1933.

(11) Except as disclosed in EXHIBIT 17, to the best of Seller's knowledge the Seller has complied and is in compliance in all material respects with all applicable laws and rules and regulations of foreign, federal, state and local governments and all agencies thereof and other regulatory bodies which affect the Business or the Assets. There are no pending claims which have been filed against the Seller or any affiliate (relating to the operation of the Business or the ownership of the Assets) alleging a material violation of any such law or regulation. No notice has been received by the Seller with respect to any such violation of any such legal requirements.

(12) Except as set forth in EXHIBITS 1 AND 11 the Seller has good and valid title to, and owns outright, the assets as described in Article 1 free and clear of all mortgages, claims, liens, charges, leases, subleases, encumbrances, security interests, restrictions on use or transfer or other defects of any nature, whether or not recorded, and the sale and delivery of the assets pursuant hereto will vest in the Purchaser good and valid title to the assets free and clear of all mortgages, claims, liens, charges, encumbrances, leases, subleases, security interests, restrictions on use or transfer, or other defects of any nature. All of the leases and other agreements or instruments included as part of the assets listed on EXHIBIT 1 are assignable to the Purchaser only with the consent of any third party.

(13) The contracts listed on EXHIBIT 4 are all of the material contracts (material in the meaning of this section are all contracts which include a payment obligation of more than US$ 10,000.00 p.a.) with respect to the Business the Seller is a party to and no other material contracts with respect to the Business are in existence.

         Except as set forth on EXHIBIT 18 hereto and except as not having materially adverse effect, each of the contracts is valid, in full force and effect and enforceable by the Seller in accordance with its terms, subject to third party consent.

         Except as indicated in EXHIBIT 19, there has not occurred any default by the Seller or to best of Seller's knowledge any event which, with the giving of notice or the lapse of time or both, and/or the election of any person other than the Seller will become a material default, nor, to the knowledge of the Seller has there occurred any default by others or any event which, with the lapse of time and/or the election of any of the Seller, will become a default under any of the contracts. Neither the Seller nor to the best of Seller's knowledge any other party is in arrears in any material respect in the performance or satisfaction of any material term or condition to be performed or satisfied by it under any of the contracts, and, to the best knowledge of the Seller, no waiver or indulgence has been granted by any of the parties thereto.

(14) The rental estates listed on EXHIBIT 20 are all of the rental estates under which the Business is a lessee or sublessee of any real property or interest therein used in connection with the operation of the Business or where any of the assets of the Business are located.

         The Seller agrees to conclude with the Purchaser on the Closing Date the Lease contract attached hereto as EXHIBIT 21.

(15) To the best of Seller's knowledge EXHIBIT 15 sets forth all governmental approvals and consents necessary for, or otherwise material to, the conduct of the Business. To the best of Seller's knowledge except as set forth in EXHIBIT 15, all such governmental approvals and consents have been duly obtained and are in full force and effect, and Seller is in compliance in all material respects with each approval and consent held by it with respect to the assets and the Business.

(16) The customer list which has been provided is a correct and complete list of the name and locations of each of the customers of the products or services of the Business (the "Customer"). EXHIBIT 22 hereto contains a correct and complete list of the names and locations of each of the suppliers of the Seller who supplied goods and/or services (other than utilities) to the Seller with respect to the Business in an aggregate amount of DM 15,000.00 or more during 1996 and the amount and type of supplies furnished by such suppliers during such period. Except as set forth in EXHIBIT 23, the Seller has not received any notifications

(whether written or verbal) that any of such Customers or suppliers will cease to continue such relationship with the Seller, or will substantially reduce the extent of such relationship, at any time prior to or after the Closing Date. The Seller has no knowledge of any other material modification or change in the Business' business relationship with such Customers or suppliers.

(17) EXHIBIT 6 hereto contains a true and correct schedule of the names and job descriptions of all present officers, employees and agents of the Seller with respect to the Business; as well as the aggregate amount of the monthly benefits of these officers, employees and agents for the month of January 1997. The employees listed on EXHIBIT 6 constitute all of the employees of the Seller who perform services (other than insignificant services) with respect to the Business except those employees whose services are rendered by Seller according to the Service Contracts described in Article 14 (4).

(18) To the best of Seller's knowledge the books of account and other financial records of the Seller with respect to the Business are in all material respects complete, correct and up to date and are maintained in accordance with good business practices.

(19) No portion of the Business is conducted by any person or entity other than the Seller. Except as set forth on EXHIBIT 24 hereto or as made available under the Service Contracts described in Article 14, section (4), the transferred assets as described in Article 1 and EXHIBIT 1 constitute all of the assets necessary to, immediately following the Closing, operate the Business in manner consistent with past practice.

(20) All inventory is recorded on the books of the Business at the lower of cost or market value determined in accordance with GOB (Generally accepted accounting principles according to German Law). All Inventory and equipment is of good, usable and merchantable quality in all material respects, and does not include obsolete or discontinued items except as depreciated on the books of the Business. Except as set forth in EXHIBIT 25, all Inventory is of such quality as to meet the quality control standards of Seller and any applicable governmental quality control standards. All inventory that is finished goods are saleable as current inventories at the current prices thereof in the ordinary course of the Business, except as depreciated in the books of the Business.

(21) Except as set forth in EXHIBIT 26 and for warranties under applicable law, (a) there are no warranties expressed or implied, written or oral, with respect to the Products of the Business, and (b) to the best of Seller's knowledge there are no pending or threatened claims with respect to any such warranty, and Seller has no liability with respect to any such warranty.

(22) EXHIBIT 27 sets forth all insurance contracts concluded for the Business. The Seller agrees to continue to maintain insurance coverage also for the

Business against reimbursement of the proportionate insurance premiums until one week after Closing Date.

         The Seller warrants that the insurance premiums for the insurance coverage it has agreed to maintain through the dates specified in the preceding paragraph have been paid fully and properly, subject to the final annual accounts. The Seller warrants that, to the best of its knowledge and belief, an underinsurance did not exist.

(23) Except as set forth on EXHIBIT 28 hereto, there are no claims, actions, suits, proceedings, arbitrations, investigations or hearings or notices of hearing pending or, to the best knowledge of the Seller, threatened, before any court of governmental or administrative authority or private arbitration tribunal against or relating to either: (a) the transactions contemplated hereby; or (b) the Seller with respect to the Business or any of the assets (including, without limitation, any Business Agreement), nor, to the best knowledge of the Seller, circumstances or conditions which are reasonably likely to give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing. Except as set forth on EXHIBIT 29 hereto, there is no continuing order, injunction, suspension, exclusion or decree of any court, arbitrator or governmental or administrative authority (domestic or foreign) which relates to the operation of the Business or the ownership or use of the assets.


                                   ARTICLE 11

                      LEGAL CONSEQUENCES IN CASE OF BREACH
                        OF REPRESENTATIONS AND WARRANTIES

(1) In case of breach of any of the representations and warranties pursuant to Article 10, Seller shall have the right to cure such breach. It is agreed that, as a rule, a period of sixty (60) days be sufficient for this purpose.

(2) If the condition according to Contract cannot be achieved, Purchaser shall be entitled to reduce the purchase price, excluding other legal consequences. In case of a reduction, Purchaser shall be reimbursed for the expenditure or paid for the decrease in value - at the option of the Seller payable either in cash or in Gull common shares, valued at US$ 8.29 each share
- actually incurred by it including reasonable attorneys' fees, with any advantages gained by the Purchaser in connection with the expenditure accrued to be considered in the calculation.

(3) Section 460 German Civil Code (BGB) shall apply on the representations and warranties pursuant to Article 10.


                                   ARTICLE 12

                  LIMITATION ON REPRESENTATION AND WARRANTIES,
                              STATUE OF LIMITATION

(1) Seller's liability with respect to the representation and warranties assumed by Seller in Article 10 hereof, will arise only if and to the extent that the warranty claims in their entirety exceed an amount of US$ 50,000.00 (fifty thousand US Dollars). Seller's liability for the representation and warranties assumed by Seller in Article 10 will be limited to the total amount US$ 4,000,000.00 (four million US Dollars).

(2) In addition to the representation and warranties made under Article 10 hereto, any further warranty or representation of Seller, no matter for what legal reason, shall be excluded to the legally permissible extent.

(3) Any claims of either party under this Agreement shall become statute-barred twelve months after Closing Date, except for claims of the Purchaser against the Seller under Art. 4 sec. (1) 3rd sentence and claims of Seller against the Purchaser under Art. 4 sec. (2) 2nd sentence which in each case will become statute-barred five years after Closing Date.

    The period of limitation shall be interrupted through written assertion of the claim on the merits and in terms of amount with registered letter / return receipt provided that, within three (3) months following the service of the written assertion of the claim, court proceedings according the written assertion are instituted.


                                   ARTICLE 13

             REPRESENTATION AND WARRANTIES OF THE PURCHASER AND GULL

Gull and the Purchaser hereby, jointly and severely, represent and warrant to and agree with the Seller as follows:

(1) Gull is a corporation duly organized, validly existing and in good standing under the laws of the state of Utah. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany. Each of Gull and the Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

(2) This Agreement has been duly and validly executed and delivered each by Gull and the Purchaser. This Agreement constitutes valid and binding obligations of Gull and the Purchaser, each enforceable in accordance with its terms.

(3) The shares of Gull Common Stock to be issued at Closing will be duly and validly issued, fully paid and nonassessable and subject to no preemptive rights.

(4) Except as set forth in EXHIBIT 30 no consent, authorization or approval of or exemption by or filing with any foreign or domestic governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by the Purchaser and Gull of this Agreement, or the taking of any action herein contemplated.

(5) Except as set forth in EXHIBIT 30A, the execution, delivery and performance of this Agreement by the Purchaser and Gull and consummation of the transactions contemplated hereby and thereby, will not, with or without giving of notice and lapse of time, or both: (a) violate any provision of law, statute, rule, regulation or executive order to which the Purchaser or Gull is subject;
(b) violate any judgment, order, writ or decree of any court to which the Purchaser or Gull is subject; or (c) result in the breach of or conflict with any material term, convenant, condition or provision or result in or permit any other party to cause the modification or termination of, constitute a default under, or result in the creation or imposition of any partnership agreement, corporate charter or bylaws, commitment, contract or other agreement or instrument to which the Purchaser or Gull are a party.

    In case of breach of any of the representations and warranties pursuant to
Article 13, Purchaser and Gull shall have the right to cure such breach. It is agreed that, as a rule, a period of sixty (60) days be sufficient for this purpose.

(6) If the condition according to Contract cannot be achieved, Purchaser and Gull shall fully indemnify Seller from all losses and damages or if Purchaser and Gull fail to fulfil that indemnification within 30 days, Seller shall have the right to rescind the contract.


                                   ARTICLE 14

                               CONDUCT OF BUSINESS

(1) From the Effective Date and until the Closing Date, the Business shall be deemed to have been carried on and further on will be carried on on behalf and for the account of the Purchaser. The parties agree that the profits or losses ascertained for the period from the Effective Date through the Closing Date shall be due to or shall be borne by the Purchaser.

    The determination of any profits or losses shall be made in accordance with the accounting principles as exercised by the Seller, consistent with past practice.

(a) In order to determine the cash flow, including interest related to the cummulative cash flow balance of the Business from the Effective Date through the Closing ("the Interim Period") and allocate them to Purchaser, Seller shall establish as of the Effective Date a separate account in accordance with the outlined procedure on EXHIBIT 31 (the "Separate Account") for the Business to reflect the investments by the Seller in, and the distributions to the Seller by, the Business as a separate entity for the period from January 1, 1997, through the Closing Date.

(b) During the Interim Period, Seller shall advance to the Business its working capital needs in accordance with past practice. All cash so advanced by the Seller shall be credited to the Seller and charged to the Business. All cash or other assets transferred by the Business to or for the benefit of Seller during the Interim Period (including, without limitation, any payment or other satisfaction by the Business out of the assets of any liabilities arising out of any business other than the Business or relating to any assets other than the assets to be sold or representing a return of invested capital) shall be credited to the Business and charged to the Seller in the Separate Account. All such charges and credits shall be allocated in accordance with GOB. Any corporate service allocations to be charged to the Business shall be in accordance with the terms of the service contracts described on EXHIBIT 32. The quarterly balance of the Separate Account will be charged with an interest rate of 5 % p.a.. The quarterly balance will be determined by the amount due at the beginning of the quarter plus the balance at the end of the quarter divided by 2.

(c) No later than ninety (90) days after the Closing, Seller shall prepare and deliver to the Purchaser a final report of any net balance due to the Seller by the Business or due to the Business as reflected in the Separate Account as of the Closing Date. Unless an audit is requested under Section (d) below, within fifteen (15) days after the delivery of the foregoing report (the "Separate Account Closing Report") to the Purchaser, Seller shall pay to Purchaser an amount equal to any net balance due the Business from Seller as reflected in the Separate Account as of the Closing Date. Any amount due to Seller from Purchaser shall be set off or paid to the Seller accordingly.

(d) Purchaser shall have the right within thirty (30) days after the delivery of the Separate Account Closing Report to the Purchaser, to have a certified public accounting firm audit at Purchaser's expense the Separate Account Closing Report. The decision of the certified public accounting firm with respect to such dispute shall be final and binding. Any resulting adjustment to the final payment due to the Purchaser, on the one hand, or the Seller, on the other hand, shall be promptly paid by the Purchaser or the Seller, as the case may be, to the other party.

(2) The Seller agrees that on and after the date hereof and prior to the Closing Date, the operations, activities and practices of the Business shall be conducted in the ordinary course of the business and consistent with past practice.

    Without limiting the foregoing, Seller agrees that on and after the date hereof and prior to the Closing Date and except as otherwise consented to or approved by the Purchaser or as contemplated or required by this Agreement, including the matters delegated to the committee referred to in para. 5 below, Seller shall comply with the following covenants in regards to the Business:

(a) The operations, activities and practices of the Business shall be conducted in the ordinary course of business and consistent with past practice, and the Seller shall use commercially reasonable efforts to: (i) keep and maintain in good operating condition and repair, reasonable wear and tear excepted, all of the Business's properties and assets (whether owned or leased),
(ii) preserve the organization of the Business intact, (iii) keep available to the Business the present services of its employees, and (iv) to preserve for the Business the goodwill of its suppliers and customers and others with whom it has business relationships.

(b) No action shall be taken in furtherance of the liquidation or dissolution of the Business.

(c) The Seller shall not grant any irrevocable powers of attorney or comparable delegations of authority regarding to the Business.

(d) No change shall be made in the accounting methods or practices followed by the Seller or in the depreciation or amortization policies or rates heretofore adopted in regards to the Business or the Assets except as indicated by German law.

(e) The Seller without prior consent of the Purchaser has not entered since the Effective Date and shall not enter into or assume any lease, contract, agreement or commitment related to the Business or the Assets, except for any normal and ordinary contract, agreement or commitment for the sale of products, the performance of services or the purchase of raw materials, supplies, services or utilities which does not involve payments or receipts of more than DM 120,000 per transaction for the time period between Effective Date and signing of this Agreement and DM 70,000 from signing until Closing Date and which is terminable by the Seller without penalty or is to be fully performed on or before ninety
(90) days after the Closing.

(f) The Seller shall not grant any increase in the compensation payable or to become payable by the Seller to any officer or employee involved with the Business except as provided in already existing employment contracts, in collective wage agreements or otherwise in the ordinary course of the Business and consistent with past practice.

(g) The Seller shall not (i) incur any additional indebtedness for the Business except for inter-company borrowings under the Separate Account within the normal course of operations and trade accounts payable, (ii) incur any liability other than as referenced under clause (i), contingent or otherwise except in the ordinary and normal course of business of the Business, (iii) mortgage, pledge or otherwise subject any of the Assets to, or otherwise permit to exist, any lien or encumberance on any of the Assets, other than liens or encumberances relating to real property taxes and assessments not yet due and payable, or (iv) make any modification or change in or terminate or renew any contracts, except in the ordinary and normal course of its business.

(h) The Seller shall not take any action that would constitute, or fail to take any action that would prevent, a breach by Seller or a default by Seller under any Business agreement.

(i) The Seller shall maintain complete and accurate records of the interim receivables and the interim liabilities incurred within the Interim Period.

(j) The Seller shall not make any distribution of assets related to the Business to itself or its affiliates other than reflected within the Separate Account.

(k) The Seller will not settle, or agree to settle, any suit, action, claim or other legal, administrative or arbitration proceeding, involving the Business or any of the Assets, or waive or relinquish any right, claim or cause of action other than in the ordinary course of the Business consistent with past practice.

(l) The Seller shall notify the Purchaser in writing of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, relating to the Business that is out of the ordinary course of business or that results in, or threatens to result in a material adverse effect on the Business or of the commencement of any proceedings seeking to enjoin or rescind the transactions contemplated hereby or to which the Seller is a party or involving any of the Assets, or any breach by the Seller of any representation or warranty or any covenant or agreement contained in this Agreement, such notification to be made promptly upon the Seller gaining knowledge of such breach, proceeding, threat, event, action, condition or circumstance, or group thereof.

(3) Between the date of this Agreement and the Closing Date, the Seller shall: (i) provide the Purchaser and its accountants, counsel and other authorized representatives, full access, during reasonable business hours and under reasonable circumstances, to any and all premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation and any tax related agreements) of the Seller related to the Business, and will cause its officers to furnish to the Purchaser and such entities and its authorized representatives any and all financial, technical and operating data and other information pertaining to the Business, as the Purchaser shall from time to time reasonably request and (ii) make available for inspection and copying by its authorized representatives true and correct copies of all documents referred to herein or in the Exhibits hereto; provided however that no access to properties and records shall be given if such properties and records do not exclusively refer to the Business. With respect to properties and records which do not exclusively refer to the Business, the Purchaser shall only have the right to obtain the relevant information as necessary for the Purchaser. All such access, inspections, copying, contacts and other investigations will be conducted in such a manner as not to interfere unreasonably with the normal conduct of the business of the Seller.

(4) In the past, Seller has provided various services for the Business. Seller agrees to continue to provide for the Purchaser the services stated in
EXHIBIT 32 hereto for the period set forth on EXHIBIT 32. All other services so far provided for the Business by Seller and stated in EXHIBIT 33 hereto will be discontinued without any further notification immediately after closing of this transaction. As part of the service contracts included in EXHIBIT 32, Seller will provide Purchaser with an unaudited balance sheet and income statement of the Business as of the end of each fiscal quarter, through and including the quarter ending 31/12/1997, within thirty (30) business days after the end of such fiscal quarter. Seller shall also provide information to Purchaser to adjust such statements to US GAAP.

    Purchaser undertakes, by 31/12/1997, to implement a data processing system which will meet its own business management system requirements. Purchaser shall inform Seller prior August 30th, 1997 whether or not Purchaser desires to use the data processing system of Seller beyond December 31, 1997. For the current business year, Purchaser accepts the separation of the business unit Diagnostics from the books of Seller as set out in EXHIBIT 31. If and to the extent that Purchaser continues to use the business management systems of Seller after the Closing, Purchaser shall pay the agreed fees according to the service contracts. Audit costs, if any, after the Closing shall be borne by the Purchaser.

(5) From signing of this Agreement until the Date of Closing, matters relating to employment issues, capital asset acquisitions and operating strategies will be decided by a steering committee, consisting of Dr. Silke Humberg from Fresenius and John Turner from Gull.

(6) The Seller has delivered to the Purchaser the Financial Statements of the diagnostic business of Fresenius AG including Independent Auditor's Report, Statement of Operations and Net Assets for the years ended December 31, 1995 and 1996, Balance Sheets as of December 31, 1995 and 1996 and Statements of Cash Flows for the years ended December 31, 1995 and 1996, stated in accordance with US GAAP.

(7) During the period prior to the Closing Date, after the end of each calender month, the Seller shall deliver to the Purchaser, as soon as available, but in any event within ten (10) days, unaudited summary monthly profit and loss statements of the Business for each calender month. All such profit and loss statements shall be prepared in accordance with the Seller's customary practice based on the management accounting and shall fairly and accurately present the results of operations of the Business for such month. Within thirty (30) days after the end of each fiscal quarter after the date hereof and prior to the Closing Date, the Seller shall also deliver to the Purchaser an unaudited balance sheet of the Business as of the end of such fiscal quarter. Seller shall also provide information to Purchaser to adjust such statements to US GAAP.


                                   ARTICLE 15

                            PROXY STATEMENT PROVISION

(1) As soon as practicable after the execution of this Agreement (but subject to the financial statement age requirements of Regulation S-X of the United States Securities and Exchange Commission ("SEC")), Gull will prepare and file preliminary proxy materials with the SEC with respect to the meeting of the Gull shareholders referred to in paragraph (2) of this Article. Gull will use its best efforts to respond to comments of the SEC Staff on such proxy materials and to mail definitive proxy materials to its shareholders as soon thereafter as practicable. At the time the definitive proxy statement is mailed to the shareholders of Gull soliciting proxies for the approval of this Agreement and any related matters and at all times subsequent to such mailing, up to and including the Closing Date, such definitive proxy statement (including any supplements thereto), with respect to all information relating to Gull (and its shareholders), this Agreement, the Common Stock of Gull, and, as to Gull, the transactions contemplated by this Agreement will:

(i) Comply in all material respects with applicable provisions of the United States Securities Exchange Act of 1934 (the "Exchange Act") and regulations thereunder and the rules and regulations of the American Stock Exchange ("AMEX"); and

(ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is an untrue statement of material facts or omit to state any material fact necessary in order to make the statements therein not misleading, or required to be stated therein or necessary to correct any statement in an earlier communication with respect to such matters which has become false or misleading.

(2) Gull will call a special meeting of its shareholders to consider and vote upon, or the matters submitted to shareholders at Gull's 1997 annual meeting of shareholders will include, this Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to the review and clearance of Gull's preliminary proxy materials and SEC financial statement age requirements, the date of such annual or special meeting shall be as soon as practicable after the date of this Agreement. Subject to receipt of a favorable fairness opinion referred to in Art. 18 sec. 4, Gull will, through its Board of Directors, recommend that its shareholders approve such matters and use its best efforts to solicit the votes required for approval. Seller is not obligated to recommend the approval of this transaction to its Supervisory Board if the aforementioned fairness opinion is not considered favourable by Seller.

(3) Seller will cooperate in the preparation of the proxy statement of Gull referred to in paragraph (1) above and furnish such financial statements and other information with respect to Seller and the Business as is required by the Exchange Act and the rules and regulations of the SEC thereunder and/or the AMEX to be included in such proxy statement. Such information furnished by Seller will comply in all material respects with applicable provisions of the Exchange Act and regulations thereunder and will not contain any statement which, at the time and under the circumstances under which it is made, is an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein not misleading or is required to be stated therein or necessary to correct any statement in an earlier communication with respect to such matters which has become false or misleading.

(4) At the Gull shareholder meeting, provided that Seller's Supervisory Board shall have approved this agreement, Seller and any of its Affiliates will vote any securities of Gull owned by them and entitled to vote in favor of the approval of this Agreement and the transactions contemplated hereby.


                                   ARTICLE 16

                          PUBLICATION / CONFIDENTIALITY

(1) The parties shall concurrently coordinate the text of a publication and/or announcement relating to the takeover agreed herein. The disclosure of information to affiliated enterprises or advisers bound by their professional duty of secrecy shall remain unaffected by the obligation of such joint coordination.

(2) The parties agree that, subject to applicable securities law disclosure obligations, neither of them will disclose the terms of this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld. However, both Gull and Fresenius may inform their employees regarding the existence of this Agreement.


                                   ARTICLE 17

                                      COSTS

    Each party shall bear its own expenses and costs accruing in connection with the preparation, conclusion and performance of this Agreement and the contracts and the Proxy Statement mentioned herein, including the fees for legal and tax and/or financial advice.


                                   ARTICLE 18

                         CONDITIONS PRECEDENT, APPROVALS

(1) The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

-   the approval of Seller's Supervisory Board and

- the approval of Gull's board of directors including the unanimous approval of the members of the Special Committee of Independent Directors of Gull appointed at the board of directors meeting of Gull held June 17, 1996 to be effective,

- the approval of Gull's shareholders, including the majority of Non-Fresenius shareholders actually voting on the transaction, pursuant to the proxy solicitation referred to in Article 15,

-   the approval of the relevant stock exchange commission.

(2) Both parties agree to see to the necessary resolutions of their respective supervisory boards or boards of directors being adopted without delay and to immediately inform the other party thereof. Subject to the limitations of
Article 15, the parties agree to subsequently submit the declarations of approval of their supervisory boards or boards of directors to this instrument.

(3) As soon as practicable after the execution and delivery of this Agreement, Gull will file a listing application with the AMEX for the approval of the listing thereon of the Gull Common Stock issuable to Seller as the consideration for the Business, and will use its best efforts to cause such listing application to be approved. Seller's obligation to consummate the transactions contemplated by this Agreement shall be subject to the condition that the AMEX shall have authorized the listing of the shares of Gull Common Stock to be issued as the consideration for the Business, subject only to official notice of issuance.

(4) The obligations of the parties to consummate the transactions required by this Agreement shall be subject to the conditions that (i) the Special Committee of Gull's Board of Directors established on June 17, 1996 shall have received an opinion of Vector Securities, Inc., a nationally recognized firm of investment bankers, in form and substance satisfactory to Gull, Purchaser, and Seller, to the effect that the purchase price for the Business and the other terms and conditions of this Agreement are fair to the shareholders of Gull (other than Seller) from a financial point of view, (ii) such firm shall have consented to the inclusion of its opinion, and such opinion shall have been included, in Gull's definitive proxy materials, and (iii) such opinion shall not have been withdrawn on or prior to the Closing Date.

(5) The parties shall according to Sect. 23 GWB [German Act Against Restraints of Competition] immediately file to the Federal Cartel Office the notification of the merger constituting this Agreement; each party hereto shall be obligated to promptly provide the correct and complete data and information to be furnished by it under Sec. 23 sub-sec. 5, 6 GWB.

    If the Federal Cartel Office denies the merger according to Sec. 24 sub-sec. 2 sent. 1 GWB the agreement shall be dissolved.

    If, as a result of the denial of the merger by the Federal Cartel Office, this Agreement shall be dissolved, the statutory provisions regarding the withdrawal from an agreement shall apply with respect to the restoration of what has already been received by the parties in performance of this Agreement. In case of the dissolution of this Agreement, each party hereto shall bear the expenses it has incurred or will incur in connection with the execution, performance and reversal, if any, of this Agreement.

(6) On the Closing Date Gull is obliged to enter into an agreement with the Seller with respect to the right to register the shares owned by the Seller under the U.S. Securities Act of 1933 according to EXHIBIT 34.

(7) The obligations of the Purchaser under this Agreement to consummate its purchase of the Business shall be further subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Purchaser as provided herein except as otherwise provided by law.

(a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller shall have been duly and validly taken.

(b) None of the Seller, the Purchaser or Gull shall be subject to any rule, regulation, order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the issuance of Gull common stock.

(c) No litigation or proceeding shall have been instituted or, to the parties' knowledge, threatened after the date of this Agreement by any governmental agency or other person or entity seeking to restrain or prohibit the performance of, or to obtain damages or other relief in conjunction with this Agreement of any of the transactions contemplated hereby that (a) has a reasonable possibility of success on the merits, and (b) if decided in favor of the agency, person or entity who instituted the same, would have a material adverse effect on the Seller or on the Purchaser.

(d) The representation and warranties of the Seller contained in Art. 10 sec. (1), (2), (6), (7), (10), (12) and (15) shall have been true and correct as of the date hereof and shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date. If such representations or warranties are not true and correct as of the closing date Seller has the right to cure it within a period of 60 days. If such cure can not be reached Purchaser is no longer obligated to consummate the transaction as contemplated in this Agreement.

                                   ARTICLE 19

                                   TERMINATION

(1) This Agreement may be terminated at any time prior to the Closing; (a) by mutual consent of the Seller and the Purchaser, (b) by the Purchaser if there is a material breach by the Seller of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured after fifteen (15) days' written notice thereof is given to the Seller by the Purchaser, (c) by the Seller if there is a material breach by the Purchaser of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured after fifteen (15) days' written notice thereof is given to the Purchaser by the Seller, or (d) by either the Seller or the Purchaser if the Closing shall not have occurred on or before June 30th, 1997, for reasons other than the failure of the terminating party to perform its obligations hereunder.

(2) If this Agreement is terminated pursuant to this Section 19 by any party hereto for any reason other than the breach of a warranty, representation, covenant or agreement contained herein by the other, all further obligations of the parties hereunder will terminate without further liability of the parties.


                                   ARTICLE 20

                                     GENERAL

(1) In case of a failure of payments of any amounts due under the Agreement, default interest at a rate of 5 % above the Bundesbank discount rate shall be paid. This shall not affect the assertion of damage claims in excess thereof.

(2) If either party claims against the other for a breach of representations or warranties given under this agreement, the successful party shall be reimbursed by the other party for all legal expenses including attorney's fees.

(3) Any modifications of and amendments to this Agreement shall be valid only if in writing unless notarial or another form is required by mandatory law. This shall apply also to the modification and/or cancelation of this provision.

(4) If any provisions of the foregoing Agreement are or become invalid, in whole or in part, or if there are unintended gaps, this shall not affect the effectiveness or validity of the other provisions hereof. In such case, the contract parties agree to replace the ineffective provisions by legally effective provisions and close the gaps in such a way as they would have done upon preparation of this Agreement, properly and subject to a reasonable consideration of their interests, had they been aware of the ineffectiveness of the provisions or of such gaps.

(5) Any breach of any obligation, convenant, agreement of condition contained herein shall be deemed waived by the non-breaching party only by a writing, setting forth with particularity the breach being waived and the scope of the waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent breach. No waiver shall be implied from any conduct or action of the non-breaching party. No failure or delay by any party in exercising any right, power or privilege hereunder or under any ancillary document, and no course of dealing by any party, shall operate as a waiver of any right, power or privilege hereunder, nor shall any single or partial exercise of any other right, power or privilege.

    All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by telecopy, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the following address or telecopy numbers (or such others as shall be provided in writing hereinafter):

             If Seller, to:   Fresenius AG
                              Borkenberg 14
                              61440 Oberursel
                              Attention: Frank Simon
                              Telecopy No.: 06171 - 602218

             If to Purchaser

             or Gull, to:     Gull Laboratories, Inc.
                              1011 East Murray Holladay Road
                              Salt Lake City, UT 84117
                              George Evanega
                              Telecopy No.: (801) 265-9268

(6) This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof, including without limitation, the Letter of Intent, dated December 13, 1996, between the Purchaser and the Seller.

    Nothing in this Agreement is intended to, or shall be construed so as to create any third party beneficiary to this Agreement or otherwise confer any rights upon any person, firm or corporation that is not a party hereto.


                                   ARTICLE 21

                     APPLICABLE LAW, LANGUAGE, JURISDICTION

(1)      This Agreement shall be governed exclusively by German law.

(2) The courts in Frankfurt am Main shall, as far as legally permissible, have exclusive jurisdiction for any and all disputes arising out of or in connection with this Agreement. Gull hereby expressly submits to the jurisdiction of the courts in Frankfurt am Main and agrees to service of process by mail. Gull further agrees to appoint an agent in Germany for such service of process.

(3) This Agreement shall be concluded in the English language. The English version shall be controlling also in the event that there exist versions in another language.

A counterpart of this instrument shall each be given to

-   Seller

-   Purchaser

-   Gull Laboratories Inc.

Oberursel, 21. April 1997

Fresenius AG

 ..............................
        Frank Simon
         Gull GmbH

 ..............................
         Mike Malan
   Gull Laboratories Inc.

 .............................
       George Evanega